Exhibit 2.4

SECOND AMENDMENT
TO LIMITED LIABILITY COMPANY AGREEMENT
OF OTIS GALLERY LLC

This SECOND AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF OTIS GALLERY LLC (this “Amendment”) is made and effective as of October 5, 2020 by Otis Wealth, Inc., a Delaware corporation (the “Managing Member”). Capitalized terms used in this Amendment without definition shall have the meanings assigned to them in the Operating Agreement (as defined below).
RECITALS
WHEREAS, Otis Gallery LLC (the “Company”) was formed as a series limited liability company under Section 18-215 of the Delaware Act pursuant to a certificate of formation filed with the Secretary of State of the State of Delaware on December 18, 2018;
WHEREAS, on February 1, 2019, the Managing Member entered into that certain Limited Liability Company Agreement of the Company (as amended, the “Operating Agreement”);
WHEREAS, effective as of the date hereof, the Company appointed Dalmore Group, LLC (“Dalmore”) as the Broker, replacing North Capital Private Securities Corporation (“NCPS”);
WHEREAS, in connection therewith, the Managing Member desires to amend the Operating Agreement to amend the terms of certain Series Designations; and
WHEREAS, the Managing Member has authorized and approved an amendment of the Operating Agreement on the terms set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, and intending to be legally bound hereby, the Operating Agreement is hereby amended as follows:
1.
The sections titled “Broker” and “Brokerage Fee” in the specified Series Designations shall be deleted in their entirety and replaced with the following:
a.
With respect to the Series Gallery Drop 013, Series Gallery Drop 025, Series Gallery Drop 031, Series Gallery Drop 033, Series Gallery Drop 035, Series Gallery Drop 036 and Series Gallery Drop 037 Series Designations:
“Broker	If purchase prior to 4:00 p.m. Eastern time on October 5, 2020, North Capital Private Securities Corporation (“NCPS”); thereafter, Dalmore Group, LLC .
Brokerage Fee
1% of the purchase price of the Series Gallery Drop 040 Interests sold in the Initial Offering of the Series Gallery Drop 040 Interests (with respect to Series Gallery Drop 040 Interests sold through NCPS, excluding the Series Gallery Drop 040 Interests acquired by the Managing Member).”

b.
With respect to the Series Gallery Drop 038, Series Gallery Drop 039, Series Gallery Drop 040, Series Gallery Drop 041 and Series Gallery Drop 042 Series Designations:
“Broker	Dalmore Group, LLC.
Brokerage Fee	1% of the purchase price of the Series Gallery Drop 040 Interests sold in the Initial Offering of the Series Gallery Drop 040 Interests.”
2.
All other terms and conditions of the Operating Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

MANAGING MEMBER:

OTIS WEALTH, INC.

By:	/s/ Michael Karnjanaprakorn
Michael Karnjanaprakorn Chief Executive Officer